Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal 2012 Results and Declares Quarterly Dividend

NEWARK, NJ — December 12, 2011:  IDT Corporation (NYSE: IDT) reported record revenue of $376.8 million and a net loss attributable to IDT of $(4.3) million - $(0.21) per diluted share -for its first quarter of fiscal 2012, the three months ended October 31, 2011.  Operating results for the quarter include the impact of $11.3 million in expense resulting from the settlement of a legal claim.

IDT’s Board also declared a quarterly dividend of $0.13 per share of common stock. The dividend will be paid on January 5, 2012 to shareholders of record of IDT’s Class A and Class B common stock as of the close of business on December 22, 2011.  The ex-dividend date is December 20, 2011.  The Board anticipates continuing to pay quarterly dividends commensurate with the Company’s financial results, available resources and strategic goals. For tax purposes, the $0.13 per share payment will be treated as a return of capital and not as a dividend.  Payments classified as returns on capital generally reduce the basis in the shares on which the payment is made, unless the basis is lower than the amount of the payment.

As a result of the successful spin-off of Genie Energy Ltd. (NYSE: GNE), which was completed on October 28, 2011, IDT’s operating results for 1Q12, including all comparative periods presented, have been adjusted to reflect Genie Energy as a discontinued operation.

FIRST QUARTER FISCAL 2012 HIGHLIGHTS

•	Revenue of $376.8 million in the current quarter increased 21.6% versus the year ago period.

•	Gross profit of $57.4 million in the current quarter was flat compared with the year ago period.

•	Gross margin of 15.2% declined 330 basis points versus the year ago period.

•	Adjusted EBITDA of $4.6 million versus $7.5 million in the year ago period.

•
   (Loss) from operations of $(11.1) million including the impact of $11.3 million in expense related to the settlement of a lawsuit previously filed by T-Mobile against IDT Telecom, versus income from operations of $4.3 million in the year ago period.

•	Net (loss) attributable to IDT of $(4.3) million versus net income of $15.6 million in the year ago period.

•	Diluted (loss) per share of $(0.21) versus diluted income per share of $0.70 in the year ago period.

•	Net cash (used in) operating activities totaled $(13.4) million, including the impact of the legal settlement, versus net cash provided by operating activities of $3.6 million in the year ago period.

•
   Cash and cash equivalents were $146.5 million at October 31, 2011.  This includes $17.4 million in restricted cash and cash equivalents, and $11.9 million due to Genie Energy, which was transferred to Genie Energy after the quarter end.

$ in millions, except EPS	1Q12	4Q11	1Q11	YoY Change (%/$)
Revenue	$376.8	$361.1	$309.8	+21.6%
Gross profit	$57.4	$59.2	$57.4	0.1%
Gross margin percentage	15.2%	16.4%	18.5%	(330) basis points
SG&A expense (including R&D)	$52.8	$54.4	$49.9	+5.8%
Adjusted EBITDA	$4.6	$4.8	$7.5	(38.2)%
Depreciation and amortization expense	$4.4	$4.5	$5.7	(21.8)%
Other operating (loss) gains	$(11.3)	$(1.1)	$2.5	$(13.8)
(Loss) income from operations	$(11.1)	$(0.8)	$4.3	$(15.4)
Net (loss) income attributable to IDT	$(4.3)	$0.2	$15.6	$(19.9)
Diluted EPS attributable to IDT	$(0.21)	$0.01	$0.70	$(0.91)
Net cash (used in) provided by operating activities	$(13.4)	$14.1	$3.6	$(17.0)

NOTES:

•
Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, and other operating (loss) gains.  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.  See reconciliations provided below.

•	The results of operations for Genie Energy have been reclassified to discontinued operations for all periods presented.

Howard Jonas, IDT’s Chairman and CEO, said, “IDT spun-off Genie Energy to our stockholders in the first quarter, and delivered strong top line results, with revenues 21.6% higher than the year ago quarter.  We have been particularly pleased by the rapid expansion of our Boss Revolution payment platform, which increased revenues by over 400% compared to the year ago quarter and is now larger than our traditional pre-paid calling card business in the U.S. on a revenue basis.  Our bottom line and cash from operations were impacted by a significant legal settlement and other expenses which we undertook to facilitate the spin-off of Genie Energy.  Absent these items, we would have had positive net income and cash from operations.

“Looking ahead, we expect to deliver positive net income and cash from operations in the second quarter of fiscal 2012 even as we continue to invest in building-out the Boss Revolution payment platform, our direct retail sales force and other initiatives essential to our long term growth strategy,” Mr. Jonas added.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At October 31, 2011, IDT reported $146.5 million of cash and cash equivalents, including $17.4 million of restricted cash and cash equivalents, compared to $240.3 million as of July 31, 2011.

During 1Q12, IDT transferred $70.3 million to Genie Energy in connection with Genie Energy’s spin-off to IDT’s stockholders.  In 2Q12, IDT transferred an additional $11.9 million to Genie in connection with the spin-off. These cash transfers, in addition to $23.8 million in cash, cash equivalents and restricted cash held by Genie Energy prior to the spin-off, totaled $106.0 million, which represents the total cash that Genie Energy was expected to receive at spin-off, in accordance with IDT management’s intent as disclosed in Genie’s filed Registration Statement on Form 10.

At October 31, 2011, IDT’s total assets were $394.0 million and total liabilities were $323.5 million, compared to total assets of $568.2 million and total liabilities of $364.4 million at July 31, 2011. The decline in IDT’s net assets reflects predominantly the $94.1 million of cash mentioned above plus $30.7 million of other net working capital assets distributed to Genie Energy in the spin-off.

Net cash (used in) operating activities was $(13.4) million in 1Q12, compared to net cash provided by operating activities of $3.6 million during the year ago quarter.  Most of the decline in cash for 1Q12 is due to the $10.0 million cash payment made to T-Mobile to settle pending litigation, as discussed above.  In addition, IDT paid annual employee performance compensation in 1Q12 totaling $5.7 million.

Capital expenditures in 1Q12 totaled $1.9 million, compared to $3.3 million in the year ago quarter.  Dividends paid to stockholders in 1Q12 totaled $5.2 million.  IDT did not pay any dividends in the year ago quarter.

OPERATING RESULTS BY SEGMENT

IDT TELECOM

IDT Telecom is comprised of two reportable business segments: Telecom Platform Services (TPS) and Consumer Phone Services (CPS).  TPS, representing 99% of IDT Telecom’s revenue and 86% of its Adjusted EBITDA in 1Q12, markets and distributes multiple communications and payment services across four broad business categories, including:

•
Retail Communications sells international long distance calling products primarily to immigrant communities worldwide, with core markets in the US and Europe. This includes our flagship Boss Revolution - a pay-as-you-go, card-less international calling service and payment platform, mobile applications, as well as many of our established calling card brands including Boss, La Leyenda, Feliz, and Pennytalk.

•
Wholesale Termination Services is a global telecom carrier terminating international long distance calls around the world for Tier 1 fixed line and mobile network operators as well as other aggregators through its network of 800-plus carrier interconnects.

•
Hosted Platform Solutions enables operators to leverage IDT’s proprietary networks, platforms and/or technology to assist them in providing customized communications solutions.  Included in this category is our cable telephony product offering, which is in “harvest mode”.

•
Payment Services markets payment products such as international mobile top-up, or IMTU, as well as gift cards in both the US and Europe.  IMTU enables purchasers to top-up a prepaid mobile phone in another country.  IMTU is available in both traditional cards as well as on the Boss Revolution payment platform. IDT also offers a reloadable debit card and Bank Identification Number (BIN) Sponsorship services in Europe through its Gibraltar bank.

CPS provides both bundled (unlimited local and long distance) services as well as long distance-only services to consumers in the United States.  CPS has been in “harvest mode” since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. We anticipate that CPS’ customer base and revenue will continue to decline, however, given the current customer behavior and churn trends, we expect this business to continue to generate positive cash flow for at least another three years.

Telecom Platform Services (TPS)

For 1Q12, TPS’ minutes of use rose to 7.3 billion, a 20.0% increase compared to the year ago quarter and a 4.5% increase sequentially, driven by the continued strength in both our Wholesale Termination Services and Retail Communications businesses.  Consistent with the growth in minutes, TPS’ revenue increased 22.9% year over year and 4.5% sequentially to $369.1 million.

•
Retail Communications revenue of $131.9 million (35.7% of TPS’ revenue in 1Q12) grew 11.5% year over year and 3.3% sequentially.  Growth was led by aggressive penetration and acceptance of Boss Revolution within the U.S. retail distribution network, partially offset by a continued decline in sales of traditional IDT-branded disposable calling cards

•
Wholesale Termination Services revenue of $187.0 million (50.7% of TPS’ revenue in 1Q12) grew 33.0% year over year and 6.5% sequentially.  This growth was due to our continued focus on optimal execution as well as an effective pricing and costing strategy, which we believe has increased our market share presence in a very competitive international long distance market.

•
Hosted Platform Solutions revenue of $15.0 million (4.1% of TPS’ revenue in 1Q12) declined 23.5% year over year and 12.0% sequentially.  The decline in revenue is primarily due to the loss of IDT’s largest cable telephony customer.

•
Payment Services revenue of $35.2 million (9.5% of TPS’ revenue in 1Q12) grew 60.5% year over year and 7.0% sequentially.  The year over year growth was driven by the success of our IMTU products.  However, because of increased competition in the IMTU marketplace, sales of IMTU products are likely to grow at a slower pace in fiscal 2012.  Future growth will be contingent, in large part, on our ability to enter into new IMTU partnerships with wireless providers, as well as on a recently launched initiative to sell IMTU through the Boss Revolution payment platform.

TPS’ gross margin percentage in 1Q12 was 14.3%, generating $52.6 million in gross profit.  Gross margin percentage declined 290 basis points year over year and 110 basis points sequentially, while gross profit increased 1.7% year over year and declined 2.9% sequentially.  The declines in gross margin reflect the loss of the large, high margin cable telephony customer, as well as the evolution of our product mix, as revenue from higher margin traditional disposable calling cards decline while revenue of our lower margin Wholesale Termination Services, Boss Revolution and IMTU, increase.  In addition, during 1Q12, the gross profit and margins for our European Retail Communications business was negatively impacted by the weakening of the European currencies versus the US dollar.

TPS’ SG&A expense in 1Q12 was $44.9 million, an 8.2% year over year increase in absolute terms, primarily due to the increase in our variable costs as our top-line grew as well.  As a percentage of TPS’ revenue, SG&A expense declined to 12.2%, compared to 13.8% in the year ago period and 13.4% in 4Q11.  Variable SG&A includes costs such as marketing, bad debt, third-party transaction processing costs, and internal sales commissions that closely track top-line performance.  In particular, internal sales commissions have grown rapidly as a direct result of IDT Telecom’s ongoing effort to grow and strengthen its retail direct sales force in the U.S.  Similarly, third-party transaction processing costs have increased in direct proportion to the explosive growth of Boss Revolution. Excluding these variable costs, SG&A expense was relatively flat year over year.

Sequentially, TPS’ SG&A decreased by 5.2%, reflecting a sharp reduction in legal fees.  Legal fees typically relate to legacy litigation activities not associated with the ongoing costs necessary to operate our businesses.  In addition, during 1Q12, IDT recognized a higher level of bad debt due to a significant deterioration in our ability to collect on amounts due from a wholesale carrier customer.  In general, management has identified a somewhat increased liquidity and/or solvency risk in the wholesale termination marketplace, and continues to attentively monitor credit exposure and the credit quality of our wholesale trade partners.

TPS generated $7.7 million in Adjusted EBITDA in 1Q12, compared to $10.2 million in the year-ago period and $6.8 million in the prior quarter.

TPS’ depreciation and amortization expense was $3.8 million in 1Q12, a 19.8% decline from the year ago period and a 1.1% decline sequentially.  The slowing in the rate of decline in depreciation and amortization expense reflects the normalized levels of depreciation and amortization, after a period of sustained reductions related to the move to an IP-based network and reduced capital expenditures.

TPS’ loss from operations was $(7.3) million in 1Q12, including the impact of $11.3 million in costs related to the lawsuit settlement discussed above.  Income from operations was $5.5 million in 1Q11, and $1.8 million in 4Q11.

ALL OTHER

All Other is comprised of operating businesses or assets of IDT that are not included within our TPS or CPS reportable segments.  It includes Fabrix, a software development company specializing in highly efficient video processing, storage and delivery; Zedge, the worlds’ largest distribution platform for personalization of feature phones, smart phones and tablets; IDT Spectrum, which holds, leases and sells fixed wireless spectrum; and ICTI which holds intellectual property developed by IDT’s Net2Phone subsidiary related to computer-to-computer communications.  All Other also includes IDT’s real estate holdings.

During 1Q12, Fabrix successfully deployed its deep video storage product with a North American tier-1 operator.  In addition, a major cable operator based in the United States that is utilizing Fabrix for a cloud based DVR solution continues to roll out that service to its customer base successfully.  Recently, Fabrix also closed a modest but strategically significant DVR deal in Europe.

Zedge continues its robust growth, with more than 12 million active installations of its app for Android.  The Zedge app ranks in the top 15 most popular apps across Google’s Android Marketplace.

IDT Spectrum is seeing increased interest from wireless operators for its 38 and 28 GHz licenses to support wireless backhaul build-outs.

ICTI is moving forward in its effort to monetize its patent portfolio. Review and due diligence regarding the patents and potential defendants/licensees is ongoing, and negotiations with infringers are expected to commence in the first half of calendar 2012.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
Management’s discussion of IDT’s financial and operational results is posted in an audio file on the IDT website at http://www.idt.net/about/ir/overview.asp.  The audio file (in MP3 format) may be played directly from the website or downloaded for later playback.

▪	An archived copy of this audio file will be available on the Investor Relations page of the IDT website, under the “Presentations” heading, for at least one year after the webcast.

▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
Q&A will be in a written format.  Investors and others interested in IDT are invited to e-mail questions for management to invest@idt.net.  IDT will accept questions received through the close of business on Thursday, December 15, 2011. Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm, and management’s response will be posted in a document available on IDT Corporation’s website and in a Form 8-K filing as early as Monday, December 19, 2011 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT) through its IDT Telecom division, markets and distributes multiple communication and payment services.  IDT Telecom’s retail communications, hosted solutions and payment services allow people to communicate and share financial resources around the world while its wholesale termination services business is a global leader in wholesale voice termination. For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2011	July 31, 2011
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$129,114	$220,426
Restricted cash and cash equivalents	6,333	4,128
Certificates of deposit	—	3,542
Trade accounts receivable, net of allowance for doubtful accounts of $14,203 at October 31, 2011 and $15,375 at July 31, 2011	93,757	100,146
Prepaid expenses	17,990	21,920
Investments—short-term	208	198
Other current assets	10,871	13,720
Assets of discontinued operations	—	63,140

Total current assets	258,273	427,220
Property, plant and equipment, net	88,075	90,471
Goodwill	14,943	15,012
Other intangibles, net	2,470	2,661
Investments—long-term	8,111	8,721
Restricted cash and cash equivalents—long-term	11,092	12,241
Other assets	11,009	11,840

Total assets	$393,973	$568,166

Liabilities and equity
Current liabilities:
Trade accounts payable	$36,150	$42,269
Accrued expenses	155,380	166,617
Deferred revenue	74,278	78,852
Due to Genie Energy Ltd.	11,892	—
Income taxes payable	823	2,257
Capital lease obligations—current portion	608	1,701
Notes payable—current portion	510	611
Other current liabilities	2,732	3,287
Liabilities of discontinued operations	—	25,826

Total current liabilities	282,373	321,420
Notes payable—long-term portion	29,615	29,564
Income taxes payable—long-term	3,781	3,781
Other liabilities	7,709	9,611

Total liabilities	323,478	364,376
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2011 and July 31, 2011	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,621 and 23,586 shares issued and 21,144 and 21,109 shares outstanding at October 31, 2011 and July 31, 2011, respectively	236	236
Additional paid-in capital	392,399	520,732
Treasury stock, at cost, consisting of 1,698 shares of Class A common stock and 2,477 shares of Class B common stock at October 31, 2011 and July 31, 2011	(94,941)	(94,941)
Accumulated other comprehensive income	1,780	3,027
Accumulated deficit	(229,535)	(219,992)

Total IDT Corporation stockholders’ equity	69,972	209,095
Noncontrolling interests:
Noncontrolling interests	523	(4,305)
Receivable for issuance of equity	—	(1,000)

Total noncontrolling interests	523	(5,305)

Total equity	70,495	203,790

Total liabilities and equity	$393,973	$568,166

IDT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended October 31,
	2011	2010
	(in thousands, except per share data)
Revenue	$376,777	$309,767
Direct cost of revenue (exclusive of depreciation and amortization)	(319,352)	(252,392)

Gross profit	57,425	57,375
Operating expenses:
Selling, general and administrative (i)	51,783	49,151
Depreciation and amortization	4,442	5,679
Research and development	1,010	725

Total operating expenses	57,235	55,555
Other operating (loss) gains	(11,252)	2,520

(Loss) income from operations	(11,062)	4,340
Interest expense, net	(478)	(1,241)
Other income, net	189	6,022

(Loss) income from continuing operations before income taxes	(11,351)	9,121
Benefit from income taxes	3,263	4,052

(Loss) income from continuing operations	(8,088)	13,173
Discontinued operations, net of tax:
Income from discontinued operations	1,015	2,666
Income on sale of discontinued operations	2,000	—

Total discontinued operations	3,015	2,666

Net (loss) income	(5,073)	15,839
Net loss (income) attributable to noncontrolling interests	747	(191)

Net (loss) income attributable to IDT Corporation	$(4,326)	$15,648

Amounts attributable to IDT Corporation common stockholders:
(Loss) income from continuing operations	$(8,236)	$12,958
Income from discontinued operations	3,910	2,690

Net (loss) income	$(4,326)	$15,648

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
(Loss) income from continuing operations	$(0.40)	$0.63
Income from discontinued operations	0.19	0.13

Net (loss) income	$(0.21)	$0.76

Weighted-average number of shares used in calculation of basic earnings per share	20,365	20,544

Diluted:
(Loss) income from continuing operations	$(0.40)	$0.58
Income from discontinued operations	0.19	0.12

Net (loss) income	$(0.21)	$0.70

Weighted-average number of shares used in calculation of diluted earnings per share	20,365	22,378

Dividends declared per common share	$0.23	$—

(i) Stock-based compensation included in selling, general and administrative expenses	$684	$344

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended October 31,
	2011	2010
	(in thousands)
Operating activities
Net (loss) income	$(5,073)	$15,839
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Net income from discontinued operations	(3,015)	(2,666)
Depreciation and amortization	4,442	5,679
Severance and other payments	—	(257)
Deferred income taxes	(997)	—
Provision for doubtful accounts receivable	1,108	1,294
Gain on settlement of auction rate securities arbitration claim	—	(5,379)
Gain on proceeds from insurance	—	(1,863)
Interest in the equity of investments	256	(338)
Stock-based compensation	684	344
Change in assets and liabilities:
Trade accounts receivable	(1,053)	(23,206)
Prepaid expenses, other current assets and other assets	7,276	2,667
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(11,276)	(337)
Income taxes payable	(1,434)	(1,373)
Deferred revenue	(4,277)	13,184

Net cash (used in) provided by operating activities	(13,359)	3,588
Investing activities
Capital expenditures	(1,926)	(3,298)
Increase in investments	—	(50)
Proceeds from sale and redemption of investments	343	534
(Increase) decrease in restricted cash and cash equivalents	(1,056)	1,074
Proceeds from sale of building	—	100
Proceeds from insurance	—	2,687
Proceeds from marketable securities	—	5,731
Purchases of certificates of deposit	—	(4,407)
Proceeds from maturities of certificates of deposit	3,540	—

Net cash provided by investing activities	901	2,371
Financing activities
Dividends paid	(5,217)	—
Cash of subsidiaries deconsolidated as a result of the Genie spin-off	(92,351)	—
Distributions to noncontrolling interests	(350)	(550)
Repayments of capital lease obligations	(1,092)	(1,438)
Repayments of borrowings	(160)	(152)

Net cash used in financing activities	(99,170)	(2,140)
Discontinued operations
Net cash (used in) provided by operating activities	(889)	2,030
Net cash used in investing activities	(2,048)	(1,519)

Net cash (used in) provided by discontinued operations	(2,937)	511
Effect of exchange rate changes on cash and cash equivalents	(622)	805

Net (decrease) increase in cash and cash equivalents	(115,187)	5,135
Cash and cash equivalents (including discontinued operations) at beginning of period	244,301	221,753

Cash and cash equivalents (including discontinued operations) at end of period	129,114	226,888
Less cash and cash equivalents of discontinued operations at end of period	—	(25,118)

Cash and cash equivalents (excluding discontinued operations) at end of period	$129,114	$201,770

Supplemental schedule of non-cash investing and financing activities
Contribution to Genie in connection with the spin-off	$11,892	$—

Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the Genie spin-off	$30,695	$—

Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2012

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the first quarter fiscal 2012 Adjusted EBITDA, which is a non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization, and other operating loss, and subtract other operating gains. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2012 and fiscal 2011 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Other operating gains (loss), which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA. Although the Company has insurance claims and settlements of claims from time-to-time and has a number of matters under litigation, gains or losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income (loss) or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis.

IDT Corporation Reconciliation of Adjusted EBITDA to (Loss) Income from Operations Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2011 (1Q12)
Revenue	$376.8	$369.1	$5.4	$2.3	$-
Direct cost of revenue	319.4	316.4	2.5	0.5	-
Gross profit	57.4	52.6	2.9	1.9	-
Selling, general and administrative	51.8	44.9	1.7	1.2	3.9
Research and development	1.0	-	-	1.0	-
Adjusted EBITDA	4.6	7.7	1.2	(0.4)	(3.9)
Subtract:
Depreciation and amortization	4.4	3.8	-	0.5	0.1
Other operating loss	11.3	11.3	-	-	-
(Loss) income from operations	$(11.1)	$(7.3)	$1.2	$(0.9)	$(4.0)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2011 (4Q11)
Revenue	$361.1	$353.1	$5.8	$2.2	$-
Direct cost of revenue	301.9	298.9	2.6	0.4	-
Gross profit	59.2	54.2	3.2	1.7	-
Selling, general and administrative	53.5	47.4	1.7	1.7	2.7
Research and development	0.9	-	-	0.9	-
Adjusted EBITDA	4.8	6.8	1.5	(0.8)	(2.7)
Subtract:
Depreciation and amortization	4.5	3.9	-	0.6	0.1
Other operating loss	1.1	1.1	-	-	-
(Loss) income from operations	$(0.8)	$1.8	$1.5	$(1.3)	$(2.9)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2010 (1Q11)
Revenue	$309.8	$300.4	$7.5	$1.9	$-
Direct cost of revenue	252.4	248.6	3.5	0.3	-
Gross profit	57.4	51.8	4.0	1.6	-
Selling, general and administrative	49.2	41.5	1.9	2.0	3.7
Research and development	0.7	-	-	0.7	-
Adjusted EBITDA	7.5	10.2	2.1	(1.1)	(3.7)
Subtract (Add):
Depreciation and amortization	5.7	4.8	-	0.7	0.2
Other operating gains, net	(2.5)	-	-	(2.5)	-
Income (loss) from operations	$4.3	$5.5	$2.0	$0.7	$(3.9)